Exhibit 10.3



               United States Regional Retail Development Agreement

This United States Regional Retail Development Agreement (the "Agreement"), between Speaking Roses International, Inc., a Utah corporation ("Speaking Roses") and Tamra E. Howard Revocable Living Trust (the "Developer") shall be effective as of June 23, 2005 (the "Effective Date").

Within six months from the Effective Date, Speaking Roses intends to formulate a program for the development of retail locations within the United States (the "Program"). The Program will include a regional development agreements and retail distribution outlet agreements and such other terms as Speaking Roses may formulate.

The Developer shall pay a fee of one hundred thousand dollars ($100,000.00) (the "Fee") simultaneously with the execution of this Agreement. Payment of the Fee will entitle Developer, for a period of time, to rights to be the regional developer of a territory to be determined.

Promptly after the formulation of the Program, Speaking Roses will present the details of the Program to the Developer. Developer will have sixty days from receipt of a copy of a contract to review the Program and enter into a contract to be regional manager under the terms and conditions of the Program. If Developer enters into such a contract, the Fee will be credited towards any payments due under such contract.

In the event that Developer chooses not to enter into a contract with Speaking Roses, Speaking Roses shall promptly issue to developer 133,333 shares of its Common Stock. Such shares will be considered to have been sold in a private placement and be therefore have restrictions on resale pursuant to SEC Rule 144.

In the event that Speaking Roses does not provide Developer with the details of the Program within six months from the Effective Date, Speaking Roses shall refund the Fee to Developer, plus interest at a rate of 10% per annum.

IN WITNESS WHEREOF, Speaking Roses and Developer have caused this United States Regional Retail Development Agreement to be executed by their duly authorized officers, owners or agents as of the Effective Date.

Speaking Roses International, Inc.    Tamra E. Howard Revocable Living Trust


By:  /s/John W. Winterholler      By: /s/Tamra E. Howard Revocable Living Trust
----------------------------          -----------------------------------------
Its President and Chief
Executive Officer